--------------------------------------------------------------------------------
                                  Mark T. Wood
                                    PRESIDENT
                              iDial Networks, Inc.
                         16990 Dallas Parkway, Suite 106
                                 Dallas TX 75248
            (Name and Address of Person Authorized to Receive Notices
          and Communications on Behalf of the Person Filing Statement)
--------------------------------------------------------------------------------
                                 WITH A COPY TO:
                             KARL E. RODRIGUEZ, ESQ
                              24843 Del Prado, #318
                              Dana Point, CA 92629
                                 (949) 248-9561
                               fax (949) 248-1688
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              IDIAL NETWORKS, INC.
               (Exact name of registrant as specified in charter)

                                    formerly

                        DESERT SPRINGS ACQUISITION CORP.

                          BARTEL FINANCIAL GROUP, INC.


 Nevada                                                               84-1043258
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

16990  Dallas  Parkway,  Suite  106,  Dallas  TX                           75248
(Address of principal executive offices)                              (Zip Code)



                                     NO PLAN
                              (STOCK FOR SERVICES)
                              (Full Title of Plan)


                                 William Stocker
                                 Attorney at Law
                     34700 Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                    phone (949) 248-9561  fax (949) 248-1688

                               (Agent for Service)

                                October 16, 2000


                       CALCULATION OF REGISTRATION FEE (1)

Title of Securities   Amount to be     Proposed Maximum   Proposed Maximum    Amount of
to be Registered.     Registered       Offering Price     Aggregate Offering  Registration
                                       per Unit           Price               Fee
------------------------------------------------------------------------------------------
0.01 par value          7,750,000        $0.25            $1,937,500          $511.50
Common Stock            shares           per share
------------------------------------------------------------------------------------------


1 The securities of the Issuer are presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the last trading date, October, 13, 2000, average close, discounted by 20%.

                                     PART I
                           ITEM 1. GENERAL INFORMATION

The stock being registered herein is not pursuant to a compensation plan but for payment of various services rendered to the Corporation. Please see Exhibit 1 Stock for Services List as to a description of the services provided.


                                     PART II

                ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ( Common Stock ) Registered under 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


        ITEM 4. DESCRIPTION OF SECURITIES. Not Applicable. See Item 3(c).


                 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

               ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The  following  provision is contained in the Articles of Incorporation, in
Article  IX,  provides:

           Each Director and officer or former Director or officer or any person who may have served at the request of this corporation as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors, and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his heirs, executors, and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds (2/3) of those members of the Board of Directors of the corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonable if the action, suit, or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his Office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law.

                  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

                                ITEM 8. EXHIBITS.

     Provided as an exhibit hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also treats the following facts: the Financial Services Agreement is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.25 per share per $0.25 of services performed.

                              ITEM 9. UNDERTAKINGS.

     Not  Applicable.


                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 16, 2000.




                              IDIAL NETWORKS, INC.
                              A NEVADA CORPORATION


                                       by


/s/Mark  T.  Wood                                   /s/Klaus  Scholz
   Mark  T.  Wood                                      Klaus  Scholz
   President/Director                                  Secretary/Director

--------------------------------------------------------------------------------
                                    EXHIBIT 1

                             STOCK FOR SERVICES LIST
--------------------------------------------------------------------------------

                             Stock for Services List

      Name & Address . . . . . . .  # of Shares  $    Services  Description of
                                                                Services
------------------------------------------------------------------------------
 1.    Mark. T. Wood . . . . . . .    2,000,000     500,000.00  Employee
     5919 Buffridge Trail                                       Compensation
     Dallas TX 75252
------------------------------------------------------------------------------
 2.    Ms. D. Austin . . . . . . .    1,000,000     250,000.00  Research &
     30 Liavendra Drive                                         Development
     Carterton, Oxford, England
     OX183XR
------------------------------------------------------------------------------
 3.    Mr. Charlie Macari. . . . .    2,000,000     500,000.00  Research &
     15 Burleigh Road                            Development
     Milnathort KY137SS Kinross,
     Scotland
------------------------------------------------------------------------------
 4.    Mr. David Schild. . . . . .    1,000,000     250,000.00  Research &
     45 Dunfield Avenue #2301                                   Development
     Toronto M4S2H5
     Ontario, Canada
------------------------------------------------------------------------------
 5.    Karl E. Rodriguez . . . . .      250,000      62,500.00  Legal Services
     34700 Pacific Coast Hwy. #303
     Capistrano Beach CA 92624
------------------------------------------------------------------------------
 6.    Mr. Richard Borrow. . . . .    1,000,000     250,000.00  Research &
     229 Pannahill Road #4                                      Development
     North York M3H4N9
     Ontario Canada
------------------------------------------------------------------------------
 7.    Ms. Lanette J. Seifert. . .      100,000      25,000.00  Research &
     22384 Quail Run Drive                                      Development
     Parker, Colorado 80138
------------------------------------------------------------------------------
 8.    Ms. Pamela Zelman . . . . .      400,000     100,000.00  Research &
     1930 Yonge Street #1182                                    Development
     Toronto M45 1Z4 Canada
------------------------------------------------------------------------------
     TOTAL:. . . . . . . . . . . .    7,750,000   1,937,500.00
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    EXHIBIT 2

                               OPINION OF COUNSEL
--------------------------------------------------------------------------------

                                 LAW OFFICES OF
                                 William Stocker
                     34700  Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                     phone  (949) 248-9561  fax (949) 248-1688

                                October 16, 2000
To  the  President  and  the
Board  of  Directors
iDial  Networks,  Inc.
16990  Dallas  Parkway,  Suite  106
Dallas  TX  75248
                         re: Opinion of Special Counsel
     Dear  Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $1,937,500 in the form of 7,750,000 shares of common stock to be registered thereby, to seven individual services providers electing to receive stock for services.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. There is no qualified plan of any kind or sort involved, and these issuances are not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.25 per share for $0.25 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed by were direct or indirect commissions or compensation for raising funds for the Issuer, or other than actual services provided with the expectation of payment.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,

                               /s/William Stocker
                                 William Stocker
                           special securities counsel